CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of our reports dated December 29, 2014 on the financial statements and financial highlights of Dreyfus Strategic Beta Emerging Markets Equity Fund, Dreyfus Strategic Beta Global Equity Fund and Dreyfus Strategic Beta U.S. Equity Fund (three of the series comprising Dreyfus Opportunity Funds) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended October 31, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 26, 2015